Exhibit (a)(1)(L)

Corporate Contact: Andreas Michalopoulos Chief Executive Officer, Director and Secretary Telephone: +30-216-600-2400 Email: amichalopoulos@pshipping.com Website: www.pshipping.com

For Immediate Release	Investor and Media Relations: Edward Nebb Comm-Counsellors, LLC Telephone: + 1-203-972-8350 Email: enebb@optonline.net

PERFORMANCE SHIPPING INC. ANNOUNCES THE PRELIMINARY RESULTS
OF ITS OFFER TO EXCHANGE UP TO 4,066,181 COMMON SHARES FOR SHARES OF SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK

ATHENS, GREECE, January 28, 2022 - Performance Shipping Inc. (NASDAQ: PSHG), (the “Company”), a global shipping company specializing in the ownership of tanker vessels, announced today the preliminary results of its previously announced offer to exchange up to 4,066,181 of its currently issued and outstanding common shares of the Company, par value $0.01 per share (the “Common Shares”), for newly issued shares of the Company’s Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each Common Share (the “Exchange Offer”). The Exchange Offer expired at 5:00 p.m., New York City time, on Thursday, January 27, 2022.

Based on the preliminary count by Computershare Trust Company, N.A., the exchange agent for the Exchange Offer, the total number of Common Shares tendered in the Exchange Offer was 2,834,612 Common Shares, which would result in the Company’s issuance of approximately 793,691 Series B Preferred Shares. The number of Common Shares accepted for exchange by the Company and the aggregate number of Series B Preferred Shares to be issued in exchange therefor are preliminary and subject to final confirmation by the Exchange Agent. The final results of the Exchange Offer will be announced promptly following the completion of the confirmation process.

The issuance of Series B Preferred Shares for Common Shares that are accepted for exchange will be made in accordance with the terms of the Exchange Offer promptly following the final confirmation of the number of Common Shares tendered and taking into account adjustments to avoid the issuance of fractional Series B Preferred Shares.

If shareholders have any questions, please call the Company’s information agent, Georgeson LLC, by telephone, toll-free at (800) 676-0098.

About the Company

Performance Shipping Inc. is a global provider of shipping transportation services through its ownership of Aframax tankers. The Company’s current fleet is employed on spot voyages, time charters, and through pool arrangements.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the consummation of this Exchange Offer described in this press release, the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand for our vessels, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, dry-docking and insurance costs, our future operating or financial results, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or events, including “trade wars”, acts by terrorists or acts of piracy on ocean-going vessels, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors. Please see our filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.